As filed with the Securities and Exchange Commission on August 5, 2026

Registration No. 333-[*]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Modular Medical, Inc.

(Exact name of registrant as specified in its charter)

Nevada	87-0620495
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10740 Thornmint Road

San Diego, California 92127

(858) 800-3500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James Besser

Chief Executive Officer

Modular Medical, Inc.

10740 Thornmint Road

San Diego, California 92127

(858) 800-3500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence Metelitsa, Esq.

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

(732) 395-4400

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 5, 2026

PROSPECTUS

Modular Medical, Inc.

193,027 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 108,372 shares (the “Shares”) of common stock, par value $0.001 per share (“Common Stock”) of Modular Medical, Inc. (the “Company,” “we,” “us” or “our”), by the selling stockholders (the “Selling Stockholders”) identified in this prospectus under “Selling Stockholders” (the “Offering”) issuable upon the exercise of warrants (the “Warrants”) to purchase up to an aggregate of 108,372 shares of Common Stock, pursuant to certain warrant inducement letter agreements dated as of September 22, 2025, between the Company and holders of certain outstanding warrants of the Company. In addition, we are also registering 32,655 shares of Common Stock pursuant to the exercise of piggyback registration rights of certain Underwriter Warrants (the “Underwriter Warrants”) issued pursuant to that certain Underwriting Agreement dated as of December 10, 2025, by and between the Company and Newbridge Securities Corporation. In addition, we are also registering a total of 52,000 shares of Common Stock issued to two service providers to the Company.

We are filing this registration statement on Form S-3, of which this prospectus forms a part, to fulfill our contractual obligations to provide for the registration of the resale of the Shares by the Selling Stockholders. See “Warrant Inducement Private Placement,” “Underwriter Warrant Piggyback Registration” and “Selling Stockholders” beginning on pages 9, 9 and 10 of this prospectus for more information about the Warrants, and the Selling Stockholders.

We are not selling any shares of our Common Stock under this prospectus and will not receive any proceeds from the sale of the Shares. We would, however, receive proceeds from any Warrants and Underwriter Warrants that are exercised through the payment of the exercise price in cash of such Warrants and Underwriter Warrants, in a maximum amount of up to approximately $3.2 million. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sale of the Shares. We will bear all costs, expenses, and fees in connection with the registration of the Shares.

No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 8  OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “MODD.” On July 31, 2026, the last reported sale price of our Common Stock on Nasdaq was $2.39 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2026

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

This prospectus may be supplemented from time to time to add, update, or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus. This prospectus and any future prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or such prospectus supplement or that the information contained by reference to this prospectus or any prospectus supplement is correct as of any time after its date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

The Selling Stockholders are offering the Shares only in jurisdictions where such offer is permitted. The distribution of this prospectus and the sale of the Shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the distribution of this prospectus and the sale of the Shares outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Shares by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations, and prospects may have changed since those dates.

When we refer to “we,” “our,” “us,” and the “Company” in this prospectus, we mean Modular Medical, Inc., unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities. Our fiscal year ends on March 31 of each calendar year. Each reference to a fiscal year in this prospectus refers to the fiscal year ended or ending March 31 of the calendar year indicated (for example, fiscal 2026 refers to the fiscal year ending March 31, 2026).

Note Regarding Reverse Stock Split

We effected a reverse stock split of our outstanding Common Stock at a ratio of 1-for-30, effective as of March 31, 2026. All share and per-share amounts in this prospectus have been restated to reflect the reverse stock split.

ii

SPECIAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain or may contain forward-looking statements that involve risks and uncertainties. These forward-looking statements contain information about our expectations, beliefs, or intentions regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, including business, financial condition, results of operations, strategies or prospects, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks, and changes in circumstances that are difficult to predict. These statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning.

These statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the section titled “Risk Factors” and elsewhere in this prospectus, in any related prospectus supplement and in any related free writing prospectus.

Any forward-looking statement in this prospectus, in any related prospectus supplement, and in any related free writing prospectus reflects our current view with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our business, results of operations, industry, and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus, any related prospectus supplement, and any related free writing prospectus and the documents that we reference herein and therein and have filed as exhibits hereto and thereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This prospectus, any related prospectus supplement, and any related free writing prospectus also contain or may contain estimates, projections, and other information concerning our industry, our business, and the markets for our products, including data regarding the estimated size of those markets and their projected growth rates. Information that is based on estimates, forecasts, projections, or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained these industry, business, market and other data from reports, research surveys, studies, and similar data prepared by third parties, industry and general publications, government data, and similar sources. In some cases, we do not expressly refer to the sources from which these data are derived.

iii

PROSPECTUS SUMMARY

This summary highlights certain information about us, this Offering and information appearing elsewhere in this prospectus and in the documents, we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this Offering and its consequences to you, you should read this entire prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus beginning on page 8, the financial statements, and other information incorporated by reference in this prospectus when making an investment decision. This is only a summary and may not contain all the information that is important to you. You should carefully read this prospectus, including the information incorporated by reference therein, and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

THE COMPANY

Overview

We are a medical device company focused on the design, development, and commercialization of innovative insulin pumps using modernized technology to increase pump adoption in the diabetes marketplace. Through the creation of an innovative two-part patch pump, we seek to fundamentally alter the trade-offs between cost and complexity and access to the higher standards of care that presently require considerable motivation from the patient to use the available insulin pump offerings. By simplifying and streamlining the user experience from the initial introduction of the patient to our product, prescription assistance, establishing insurance reimbursement, streamlined training and day-to-day use with strong clinical support, we seek to expand the wearable insulin delivery device market beyond the highly motivated “super users” to expand the category into the mass market. Our product seeks to serve both the type 1 and the rapidly growing, especially in terms of device adoption, type 2 diabetes markets for those individuals requiring multiple daily doses of insulin. In January 2024, we submitted a 510(k) premarket notification to the United States Food and Drug Administration, or the FDA, for our initial insulin pump product, the MODD1, and, in September 2024, we received FDA clearance to market and sell our MODD1 pump in the United States. In August 2025, we announced the first human use of our MODD1 pump delivering insulin to a human patient. In addition, in August 2025, we announced our next-generation patch pump, branded as Pivot™, and began converting our cartridge manufacturing line to Pivot production. Our Pivot product is a tubeless insulin delivery system that integrates the infusion set under the removable pump into a true tubeless patch. The Pivot is expected to provide us with cost and usability improvements and improved manufacturability, allowing our marketing to be focused on low cost, ease of use and learnability. We submitted a 510(k) premarket notification to the FDA for our Pivot product in November 2025, and, in April 2026, we received FDA clearance to market and sell our Pivot pump in the United States. We do not intend to commercialize our MODD1 product. In June 2026, we announced commercial availability, and commenced initial shipments of, our Pivot insulin delivery system in the United States. We intend to expand commercial activities across metropolitan markets by late 2026. We also intend to obtain Conformite Europeenne, or CE, mark clearance for our Pivot product, which would allow us to market and sell in Europe and certain other international markets. We expect to obtain CE mark clearance by the second quarter of 2027.

Differentiation

We believe that there are a number of shortcomings and issues with currently available insulin pumps that prevent a substantial number of people, estimated to be almost two-thirds of individuals with diabetes, who require insulin on a daily basis from choosing an insulin pump to treat their diabetes. We believe that, by tailoring our insulin pump to address such factors, we can expand the scope and adoption rate of insulin pump usage by the less capable, less motivated sector of the market. We believe that to achieve broader market acceptance, an insulin pump must be easier to learn to use, be less time-consuming to operate, more intuitive to both patients and physicians, and meet the standards for coverage by insurance providers so that co-payments required from patients are affordable and the hurdles to insurance coverage are significantly reduced.

Among the more prominent issues are:

●	Complexity: Many existing pumps are highly complex and require significant technical expertise to use effectively. We believe such pumps were designed for “super users,” who have high levels of motivation and technical competence. The complexity of pumps can be daunting to less technically inclined, less motivated users.

●	Cumbersome: We believe that a majority of existing pumps are bulky and difficult to manage, requiring a means of carrying the pump around and up to 48 inches of tubing to the injection site to connect the catheter to a pump. The tubing and the cartridge, which holds the insulin, must be replaced every few days. This requires users to carry spare parts and other equipment adding to the difficulty of using the pump. In comparison, our product only requires a cartridge change every few days.

●	Cost: Costs associated with insulin pump therapy can be high and prohibitive, especially for those on fixed or limited incomes. These costs vary by pump and insurance coverage, but multi-thousand-dollar upfront payments, often with substantial co-payments in addition to possible additional co-payments on consumables, can easily place current pumps out of reach for many patients. The leading patch pump on the market today also discards all the electronics required for pumping and communication every three days, creating a higher cost architecture and significant waste. We believe the reusability of our product will provide us with a significant cost advantage in the marketplace with our reusable pumping system.

●	Outdated style: Consumer electronics devices have evolved in both form and function. Diabetes pumps have not experienced similar progress. We believe that consumers will be more receptive of products designed with the user experience in mind and that many have low tolerance for complex, difficult procedures for use and maintenance of products.

●	Pump mechanism limitations: Traditional pumps generally utilize a syringe and plunger mechanism to deliver insulin. We believe this design limits the ability to reduce the size of the pump, and also potentially exposes the user to the unintended delivery of the full volume of insulin within the pump, which can cause hypoglycemia or death. We believe that the fear of adverse health events due to technical malfunctions related to traditional pump mechanism limitations deters the adoption of insulin pump therapy.

Our team has substantial knowledge of the diabetes industry and experience in developing, obtaining marketing authorization for, and bringing insulin pumps to market. Based on this experience, we believe that our innovative insulin pump, using a new and proprietary method of pumping insulin, can address most or all of these shortcomings. It provides a state-of-the-art insulin pump capable of both basal (steady flow) and bolus (mealtime dosing) insulin disbursement. It also has been designed considering a natural migration path to multi-chamber/multi-liquid pumps, potentially offering an exciting array of new therapies to patients with diabetes and other conditions.

With the commercial launch of our Pivot pump, our goal is to become the leader in expanding access to insulin pump technology to a wider portion of people with diabetes by delivering an affordable, easy-to-use solution — not just for the highly motivated “super users,” but “diabetes care for the rest of us.”

While our initial target market is people with Type 1 diabetes, we believe there is a substantial opportunity to penetrate the Type 2 marketplace, through our Pivot product, which would be the only 3 milliliter, tubeless removable patch pump on the market. People with Type 2 diabetes tend to use more insulin than the present pump offerings can hold, requiring more frequent changes of the pump and incurring higher expense.

The Pivot is a high-precision pump, which we believe represent the best choice for new pump patients because it is affordable, easy to learn and use, and has a revolutionary design and internal technology that enable precision with low-cost manufacture and high reproducibility.

Key features include:

●	Three parts — one reusable, two disposable (the cartridge and the set) — snap together to form the working system;

●	One button interface, easy to learn and use;

●	Phone software for those who want to access more information on the product;

●	90-day reusable, 3-day disposable;

●	Removable system;

●	No external controller required, no charging, no battery replacement; and

●	Slim profile, lighter weight.

Diabetes Classifications and Therapies

Diabetes is typically classified as either Type 1 or Type 2:

●	Type 1 diabetes, or T1D, is an auto-immune condition characterized by the body’s nearly complete inability to produce insulin. It is frequently diagnosed during childhood or adolescence, although it can sometimes have onset in adulthood. Individuals with T1D require daily insulin therapy to survive.

●	Type 2 diabetes, or T2D, represents over 90% of all individuals diagnosed with diabetes and is characterized by the body’s inability to either properly utilize insulin or produce sufficient insulin. Initially, many people with T2D attempt to manage their condition with improvements in diet and exercise and/or the use of oral medications and/or injection of glucagon-like peptide-1 (GLP-1) drugs. However, as their diabetes advances, patients often progress to requiring insulin therapies such as once-daily long-acting insulin and ultimately to intensified mealtime rapid-acting insulin therapy. This represents an important portion of the diabetes market with an estimated 1.6 million individuals with T2D intensively treated with insulin currently in the United States.

Glucose, the primary source of energy for cells, must be maintained at certain levels in the blood in order to permit optimal cell function and health. The brain works on pure glucose, and, when sufficient glucose is available, the brain allows insulin to be released that allows the cells to absorb glucose. In people with diabetes, blood glucose levels are not well controlled by the brain due to the shortage of insulin. Frequently, blood glucose levels become very high, a condition known as hyperglycemia, or very low, a condition called hypoglycemia. Hyperglycemia can lead to serious long-term complications, including blindness, kidney disease, nervous system disorders, occlusive vascular diseases, lower-limb amputation, stroke, cardiovascular disease, and death. Hypoglycemia can lead to confusion or loss of consciousness, often requiring a visit to the emergency room or, in certain cases, result in seizures, coma, and/or death.

All people with T1D, which is our primary market, require daily insulin. According to the Seagrove 2026 Diabetes Blue Book, there are approximately 4.2 million potential users for insulin pumps, split evenly between type 1 and type 2. In this Report, we refer to people with T1D and people with T2D who require mealtime insulin as “insulin-requiring people with diabetes.”

Currently, there are two primary therapies available for insulin-requiring people with diabetes: multiple daily insulin injections directly into the body through syringes or insulin pens (a type of syringe), referred to as Multiple Daily Injection, or MDI therapy, or the use of an insulin pump to deliver mealtime insulin boluses to help with glucose absorption after carbohydrate consumption and a continuous subcutaneous insulin infusion, or CSII therapy, into the body. Generally, CSII therapy is considered to provide a number of advantages over MDI therapy, primarily an improvement in glycemic control, as measured by certain diabetes management tests such as hemoglobin A1c (HbA1c) measure and more recently Time in Range (TIR) where a continuous glucose measuring device is used to calculate this test.

Notwithstanding these advantages, we believe the difficulty in use resulting from the complexity and cumbersome design of available insulin pumps, as well as high and often prohibitive costs for both the patient and insurance provider, has resulted not only in dissatisfaction among many existing pump users. We believe the cost and complexity to the user has severely limited the adoption rate of insulin pumps by a large segment of the diabetes population using MDI therapy, whom we refer to in this Report as “Almost Pumpers.”

We define “Almost Pumpers” as insulin-requiring people with diabetes who are aware of pumps and their potential benefits but because of past experiences, pump shortcomings, cost, complexity, and time and learning required to adopt and utilize currently available insulin pumps, continue to receive their daily insulin through MDI therapy. We undertook one-on-one interviews with over 200 of these individuals to understand their past experiences on or considering pumps, existing pump shortcomings, the cost and insurance challenges, complexity to learn and time and complexity to operate that drives them to remain on MDI. With this detailed understanding, we brought a series of prototype models to them to react to, so we could refine the design and include features that would motivate them to be able to use this technology to better care for their diabetes. Our pump offering has been well received by these individuals and our clinical advisors, as applicable for this sector of the marketplace.

Our research, along with marketplace data provided by Seagrove in 2026, estimates that 43% of Americans with T1D have an insulin pump and 28% of Americans with T1D (44% of those who currently utilize MDI) can be classified as having an interest in pump adoption and meeting the American Diabetes Association guidelines of glucose control if their objections to the currently available suite of products can be overcome. They do not want to closely manage their glucose levels and incur the associated time and effort involved; however, they understand, or are advised by their clinical care team, that they need to do more to achieve a reasonable level of glucose. They are the Almost Pumpers. We have developed what we believe to be the most technologically advanced delivery system overcome the objections and provide motivation for this market. We believe that there are four addressable hurdles to adoption:

●	Usability: the device needs to be easy to learn and to operate;

●	Affordability: we will focus on overcoming copay and insurance hurdles rather than leaving the “insurance journey” to the clinician and patient;

●	Accessibility and Education: we will seek to engage patients to sample this new technology by supplying clinicians with free samples and simple training to allow people to see first-hand the typical barriers to adoption that have been overcome; and

●	Service and Support: where we will answer their questions and concerns during this diabetes experience.

We believe this conversion process, engaging people to try and thereby receive the benefits of our technology will substantially increase adoption of insulin pumps among with patients with T1D and T2D who remain reliant upon MDI. Diabetes is a disease that appears randomly throughout the world. Therefore, we cannot segment the market by socioeconomics, education or level of care. We intend to create an insulin pump that appeals to all Almost Pumpers.

Our Insulin Pump

Instead of building complex, bespoke, and difficult to manufacture and maintain pumping and control systems, we began with the technology and the user in mind. Using proprietary methods of insulin measurement, we were able to eschew complex mechanisms and instead built a product, our MODD1, using only parts from high volume consumer electronics manufacturing lines, breaking the cost vs functionality curve that has existed in the insulin pump space and representing the first truly modern insulin pump design. We consider this to be a new kind of product for a new kind of patient.

In September 2024, we received clearance from the FDA to market and sell our MODD1 product in the United States, and, in August 2025, we demonstrated the first human use of our MODD1 pump delivering insulin to a human patient. We announced our next-generation patch pump, branded as Pivot, in August 2025, and we began converting our cartridge manufacturing line to Pivot production. Our Pivot product is a tubeless insulin delivery system that integrates the set into a true tubeless patch. The Pivot is expected to provide us with cost and usability improvements and improved manufacturability, allowing our marketing to be focused on low cost, ease of use and learnability. In April 2026, we received FDA clearance to market and sell our Pivot pump in the United States. We do not intend to commercialize our MODD1 product. In late June 2026, we announced commercial availability of, and commenced initial shipments of, our Pivot insulin delivery system in the United States, and we intend to expand commercial activities across certain metropolitan markets by late 2026. Further, in late June 2026, we announced that the first patients have completed onboarding and training and are now actively using the Pivot tubeless insulin patch pump in real-world settings. This milestone marks the transition of the Pivot pump from development into active patient use and represents a significant step in Modular Medical’s commercialization strategy. We have begun collecting real world utilization data and user feedback to support broader adoption and continued product deployment optimization.

We have established our initial production line with our manufacturing partner, Phillips Medisize, a Molex company, a large tier-one medical device manufacturer, which will manage and operate our production for human use. We believe that Phillips Medisize will be able to rapidly scale our production to higher volumes at lower cost. We continue to devote substantial time and resources, including exhibiting at major diabetes conferences, to better understand the needs and preferences of Almost Pumpers and the specific patient/provider/payor requirements to motivate change from MDI therapy. By making the bolus delivery at meals simple, we believe we will drive improved health outcomes.

Our Pivot product has several distinguishing features:

(1)	The pump has a simple button to press to deliver insulin as the patient requires it. The electronic pump uses a simple motor for rotating a cam to motivate the insulin into the patient along with low power Bluetooth and near-field communication (NFC) chips to optionally allow the patient to communicate with a smart phone, tablet, or other mobile computing device.

(2)	The pump snaps together with a three-day disposable cartridge, which the patient fills with insulin for delivery. It includes a simple coin cell, which allows it to run through the 80-hour life of the cartridge.

(3)	The infusion set is built into the adhesive pad that the pump attaches to and the needle can be safely removed and discarded by the user after application. Despite this true patch form factor, the pump is removable by the user during the three days of wear.

The system will deliver a small continuous rate called a basal that will provide approximately 50% of the total daily dose required, and the user will use the on-pump button to administer boluses, typically before and after meals. The objective is to make the product simple to acquire and take home, simple to learn and most importantly, simple to use and live with, to expand the pump market, drive adoption and, ultimately, improve clinical outcomes.

Technological Advantages

The adoption of new ultra-high volume manufacturing technologies will result in far easier production scale up, as parts sourcing and assembly processes are far easier. Our pump products have been designed from the beginning for mass manufacturing, and we have partnered with Phillips Medisize to establish processes and “lights out” or near lights out production assembly lines whereby a minimal number of workers will be required in the production facility. This advantage is compounded by the high availability and already optimized cost reduction in its components. When we achieve production scale, we believe this should result in a cost of goods for our Pivot pump, estimated on the competitors’ announced margins and sales, of approximately 50% lower than our closest patch pump competitor.

The adoption of modern, miniaturized technologies has led to numerous other advantages, as well. For example, our Pivot pump is smaller in overall volume than Insulet’s popular Omnipod product and has a lower profile to the skin. Despite this, our Pivot pump holds a full 3 milliliter, or mL, (300 units) of insulin, in line with full sized pumps such as those offered by Tandem and Medtronic, 50% more than the 2 mL reservoir in the Omnipod. We believe that this volume advantage over other patch pumps will be significant as 24% of type 1 and over 50% of the rapidly growing Type 2 market require more than 2mL of insulin every three days (the expected wear time of patch pumps).

In addition, our new pumping modality will provide what we believe is the most even (and thus closest to the function of a healthy pancreas) delivery of basal insulin in the industry. We intend to demonstrate the impact of our system on glycemic control in a clinical study specifically focused on improved adherence, more bolus deliveries per day and providing the clinicians with clear data on patient use.

The technology allows the patient to simply add insulin and operate. The battery is included in each cartridge, and the device is operated without a controller. As a result, no charging is required. The Pivot pump has also been made push-button simple to deliver insulin to appeal to a wider audience of users.

This new technology has made our Pivot pump lighter than existing offerings. Compared to the Insulet Omnipod, our Pivot pump weighs 20 grams (vs. 26 grams) empty and 23 grams (vs. 28 grams) fully filled (despite carrying 50% more insulin), reductions of 23% and 18%, respectively. Also, unlike existing patch pumps, our Pivot pump can be removed from the needle and taken off and replaced later if the user desires. This avoids loss of insulin in a pump due to accidental dislodging of the soft canula, an issue for other patch pumps with which users have expressed considerable dissatisfaction.

Our approach to the care of diabetes can be further enhanced by leveraging our single-pumping chamber technology and reusable pump approach to apply to dual (or more) chamber pumping solutions. We believe that such multi-chamber pumps will be integral to the realization of high time-in-range artificial pancreas solutions that require no human intervention because of the application of, for instance, drugs to raise glucose levels coupled with drugs to lower glucose. They will be the next step forward from the cumbersome and awkward solutions today that require the user to announce meals, count and input carbohydrates, and adjust delivery for exercise and sleep to prevent overdosing of insulin. Instead, if a user overdosed insulin, the user would simply pump in a drug to release sugar stores to raise it up. We believe that a pre-filled peel and stick patch pump with the ability to function in a fully autonomous closed loop system with a CGM device, which is measuring and transmitting glucose-level information, represents the next generation of diabetes care. We believe that we have demonstrated our technology and have secured, and will continue securing, intellectual property protection on our approach.

We believe this technology, especially applied in a dual chamber capacity, will open up numerous applications outside of diabetes where medication compliance of complex therapy regimes is difficult. Example applications would include weight loss, fertility, and simplifying the delivery of complex multi-drug cocktails, especially those with diverse and challenging dosing schedules.

Company Information

We are a Nevada corporation, and Quasuras, Inc., a Delaware corporation, is our only subsidiary. Our corporate headquarters and operating facilities are located at 10740 Thornmint Road, San Diego, CA 92127. Our telephone number is (858) 800-3500. We maintain a website at www.modular-medical.com. Information contained on or accessible through our website is not, and should not be considered, part of, or incorporated by reference into, this prospectus.

THE OFFERING

Issuer	Modular Medical, Inc.

Shares of Common Stock offered by us	None

Shares of Common Stock offered by the Selling Stockholders	193,027 shares (1)

Shares of Common Stock outstanding before the Offering	5,984,242 shares (2)

Shares of Common Stock outstanding after completion of this offering, assuming the sale of all shares offered hereby	6,125,269 shares (3)

Use of Proceeds	We will not receive any proceeds from the resale of the Common Stock by the Selling Stockholders; however, we will receive proceeds from any cash exercise of the Warrants and Underwriter Warrants. See “Use of Proceeds.” We intend to use the proceeds from any cash exercise of the Warrants and Underwriter Warrants for capital expenditures, working capital and other general corporate purposes.

Market for Common Stock	Our Common Stock is listed on Nasdaq under the symbol “MODD.”

Risk Factors	Investing in our securities involves a high degree of risk. See the “Risk Factors” section of this prospectus on page 8 and in the documents we incorporate by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.

(1)	Assumes the exercise of the Warrants at an exercise price of $25.20 per share and the exercise of the Underwriter Warrants at an exercise price of $13.86.

(2)	The number of shares of Common Stock outstanding before the Offering is based on 5,984,242 shares outstanding as of July 31, 2026, and excludes the following:

●	17,072 shares of Common Stock reserved for issuance under our Amended and Restated 2017 Equity Incentive Plan;

●	427,023 shares of Common Stock issuable upon the exercise of options outstanding, with a weighted average exercise price of $38.38 per share;

●	200,000 shares of Common Stock issuable upon vesting of upon exercise of warrants outstanding at $0.03 per share;

●	25,593 shares of Common Stock issuable upon exercise of warrants outstanding at $180.00 per share;

●	181,648 shares of Common Stock issuable upon exercise of warrants outstanding at $198.00 per share;

●	16,218 shares of Common Stock issuable upon exercise of warrants outstanding at $39.75 per share;

●	55,416 shares of Common Stock issuable upon exercise of warrants outstanding at $36.60 per share;

●	12,718 shares of Common Stock issuable upon exercise of warrants outstanding at $56.25 per share;

●	63,501 shares of Common Stock issuable upon exercise of warrants outstanding at $33.60 per share;

●	29,155 shares of Common Stock issuable upon exercise of warrants outstanding at $42.00 per share;

●	108,372 shares of Common Stock issuable upon exercise of warrants outstanding at $25.20 per share;

●	233,315 shares of Common Stock issuable upon exercise of warrants outstanding at $13.50 per share;

●	32,655 shares of Common Stock issuable upon exercise of warrants outstanding at $13.86 per share; and

●	2,269,933 shares of Common Stock issuable upon exercise of warrants outstanding at $5.29 per share.

(3)	Assumes the exercise of the Warrants.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

A sale of a substantial number of shares of Common Stock by the Selling Stockholders could cause the price of our Common Stock to decline.

The shares of Common Stock covered by this prospectus represent a large number of shares of our Common Stock, and, following the effectiveness of the registration statement of which this prospectus forms a part, such shares of Common Stock may be sold by the Selling Stockholders in the public market without restriction. If the Selling Stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, substantial amounts of the shares of Common Stock in the public market, the price of our Common Stock may decline. Additionally, such conditions may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

We will have broad discretion as to the proceeds that we receive from the cash exercise by any holder of the Warrants, and we may not use the proceeds effectively.

We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders pursuant to this prospectus. We may receive up to approximately $3.2 million in aggregate gross proceeds from cash exercises of the Warrants and the Underwriter Warrants, based on the current per-share exercise price of $25.20 and $13.86 of the Warrants and Underwriter Warrants, respectively. If the exercise price is adjusted downwards pursuant to the terms of certain cashless exercise provisions, we will receive less aggregate gross proceeds, if any of the Warrants and the Underwriter Warrants are exercised at such lower price. To the extent that we receive such proceeds, we intend to use the net proceeds from cash exercises of the Warrants and the Underwriter Warrants for working capital, capital expenditures, and other general corporate purposes. We have considerable discretion in the application of such proceeds. You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of the net proceeds from cash exercises of the Warrants and the Underwriter Warrants, which may be used for corporate purposes that do not improve our profitability or increase the price of our shares of Common Stock. Such proceeds may also be placed in investments that do not produce income or that lose value. The failure to use such funds by us effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

You may experience future dilution as a result of issuance of the Shares, future equity offerings by us and other issuances of our Common Stock or other securities. In addition, the issuance of the Shares and future equity offerings and other issuances of our Common Stock or other securities may adversely affect our Common Stock price.

In order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share as prior issuances of Common Stock. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share previously paid by investors, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock or securities convertible into Common Stock in future transactions may be higher or lower than the prices per share for previous issuances of Common Stock or securities convertible into Common Stock paid by certain investors. In addition, the exercise price of the Warrants and Underwriter Warrants may be or greater than the price per share previously paid by certain investors. You will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of Common Stock under our equity incentive programs. In addition, the issuance of the Shares and any future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the price of our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares for sale will have on the market price of our Common Stock.

USE OF PROCEEDS

We are not selling any securities in this prospectus. All proceeds from the resale of the shares of our Common Stock offered by this prospectus will belong to the Selling Stockholders. We will not receive any proceeds from the resale of the shares of our Common Stock by the Selling Stockholders. We may receive proceeds from future cash exercises of the Warrants and the Underwriter Warrants, which, if exercised in cash at the current exercise price with respect to all 141,077 shares of Common Stock, would result in gross proceeds of approximately $3.2 million to us.

WARRANT INDUCEMENT PRIVATE PLACEMENT

As previously disclosed, in May 2023, the Company entered into an underwriting agreement with Newbridge Securities Corporation (“Newbridge”) and issued, in connection with an underwritten offering, warrants to purchase 168,990 shares of Common Stock (the “2023 Warrants”) with an exercise price of $36.60 per share.

As previously disclosed, in March 2025, the Company issued, in connection with a private placement, warrants to purchase 216,935 shares of Common Stock (the “2025 Warrants” and, together with the 2023 Warrants, the “Outstanding Warrants”) with an exercise price of $33.60 per share.

From September 22, 2025 to September 25, 2025, the Company entered into inducement offer letter agreements (the “2023 Inducement Letters”) with holders of the 2023 Warrants representing warrants to purchase 63,390 shares of the Company’s common stock. Pursuant to the 2023 Inducement Letters, the holders agreed to exercise these 2023 Warrants at an exercise price of $20.40 per share, an approximately ten percent (10%) discount to the $22.83 Nasdaq Official Closing Price on September 19, 2025 (such reduced exercise price, the “New Exercise Price”).

From September 22, 2025 to September 25, 2025, the Company entered into inducement offer letter agreements (the “2025 Inducement Letters” and, together with the 2023 Inducement Letters, the “Warrant Letters”) with holders of the 2025 Warrants representing warrants to purchase 153,434 shares of the Company’s common stock. Pursuant to the 2025 Inducement Letters, the holders agreed to exercise these 2025 Warrants at the New Exercise Price. As a result of entering into the Warrant Letters, the Company received gross proceeds of approximately $4.4 million, before deducting expenses related to the Company entering into the Warrant Letters.

In consideration for the holders of the Outstanding Warrants agreeing to enter into the Warrant Letters, the Company agreed to issue new warrants to purchase approximately 108,372 shares of the Company’s common stock (the “New Warrants”) (fifty percent (50%) of the Outstanding Warrants exercised pursuant to the Warrant Letters) with an exercise price of $25.20 per share (an approximately ten percent (10%) premium to the $22.833 Nasdaq Official Closing Price on September 19, 2025). The transaction closed on September 26, 2025.

This registration statement is being filed to register the shares of Common Stock issuable upon exercise of the New Warrants.

UNDERWRITER WARRANT PIGGYBACK REGISTRATION

As previously disclosed, on December 10, 2025, the Company entered into an underwriting agreement with Newbridge and issued, in connection with an underwritten offering, the Underwriter Warrants to Newbridge and its representatives to purchase 32,655 shares of Common Stock with an exercise price of $13.86 per share.

Pursuant to the terms of the Underwriter Warrants, the holders thereof are entitled to piggyback registration rights, which permit such holders to include their shares of Common Stock underlying the Underwriter Warrants in any registration statement filed by the Company covering the sale of its Common Stock (other than on Form S-4 or S-8) for a period of five years from the commencement of sales of the offering. The holders of the Underwriter Warrants have exercised their piggyback registration rights in connection with this registration statement.

This registration statement is being filed to register the shares of Common Stock issuable upon exercise of the Underwriter Warrants.

SELLING STOCKHOLDERS

We are registering the shares of our Common Stock in order to permit the Selling Stockholders to offer the Shares for resale from time to time. Except as otherwise described in the footnotes to the table below and for the ownership of the registered shares issued to the Selling Stockholders, neither the Selling Stockholders nor any of the persons that control them has had any material relationships with us or our affiliates within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and the rules and regulations thereunder) of the Shares of our Common Stock by the Selling Stockholders.

The second column lists the number of shares of our Common Stock beneficially owned by each Selling Stockholder before this Offering (including shares which the Selling Stockholders have the right to acquire within 60 days of July 31, 2026, including upon conversion of any convertible securities).

The third column lists the Shares of our Common Stock being offered by this prospectus by each Selling Stockholder.

The fourth and fifth columns list the number of shares of Common Stock beneficially owned by each Selling Stockholder and their percentage ownership after the Offering (including shares which the Selling Stockholder has the right to acquire within 60 days, including upon conversion of any convertible securities), assuming the sale of all of the Shares offered by each Selling Stockholder pursuant to this prospectus. In the fifth column, the applicable percentage ownership of common stock beneficially owned is based on 5,984,242 shares of common stock outstanding as of July 31, 2026.

Under the terms of the Warrants, a Selling Stockholder may not exercise the Warrants to the extent such conversion or exercise would cause such Selling Stockholder, together with any other person with which the Selling Stockholder is considered to be part of a group under Section 13 of the Exchange Act or with which the Selling Stockholder otherwise files reports under Section 13 and/or 16 of the Exchange Act, to beneficially own a number of shares of Common Stock which exceeds 4.99% (or, upon election by a holder, up to 19.99%) of the shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of the Warrant. The number of shares in the third column does not reflect this limitation.

The amounts and information set forth below are based upon information provided to us by the Selling Stockholders, except as otherwise noted below. The Selling Stockholders may sell all or some of the shares of Common Stock they are offering, and may sell, unless indicated otherwise in the footnotes below, shares of our Common Stock otherwise than pursuant to this prospectus. The tables below assume the Selling Stockholders sell all of the shares offered by them in offerings pursuant to this prospectus, and do not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

Selling Stockholder	Number of Shares Owned Before Offering	Shares Offered Hereby	Number of Shares Owned After Offering(1)	Percentage of Shares Beneficially Owned After Offering (%)
Peter Appel (2)	126,331	12,156	114,175	2.26
Marvin Family Trust DTD 3-11-1993 (3)	74,304	3,472	70,832	1.33
Kirkland Edward Larson (4)	35,452	3,255	32,197	*
Cornel Leonard Nolte (5)	8,259	2,753	5,506	*
Charles Christensen (6)	5,899	191	5,708	*
Daniel DiFilippo (7)	6,650	1,059	5,591	*
Michael Fahey (8)	17,125	1,451	15,674	*
Richard Jeanneret (9)	11,575	868	10,707	*
David A. Katz (10)	8,837	1,022	7,815	*
Brian Michael Levy (11)	2,785	1,251	1,534	*
Larry M Matsui (12)	11,075	868	10,027	*
Candlestick Lane Investments LP (13)	13,163	1,648	11,515	*
Keith Guenther (14)	8,409	868	7,541	*
Chad F. Mueller (15)	7,073	1,034	6,039	*
Warberg WF XI LP (16)	4,666	2,333	2,333	*
Mario Dell’Aera (17)	10,187	817	9,370	*
Paul G. Elie (18)	4,870	817	4,053	*
Bryan J. Gersack (19)	2,604	434	2,170	*
Kevin A. Healy (20)	2,001	667	1,334	*
Dennis D. Howarter & Pamela J. Howarter JTWROS (21)	5,375	1,213	4,162	*
Robert Richard Keehan (22)	5,154	742	4,412	*
James M. Koch (23)	7,688	434	7,254	*
Jacobson Soresen Rev Trust DTD 3/26/2004 (24)	8,202	817	7,385	*

James R. Aldridge (25)	4,251	495	3,756	*
Padinha Management Trust DTD 8-12-2021(26)	4,826	770	4,056	*
Paul Harman & Rossely Harman JTWROS (27)	8,322	260	8,062	*
Brian L Heckler Revoc Trust DTD 3-4-2005 (28)	5,333	452	4,881	*
James M Huber & Peter Stancato Jr. JTWROS (29)	2,722	260	2,462	*
Kurtis Krentz (30)	7,188	527	6,661	*
James C. Leslie (31)	4,647	452	4,195	*
Chetan R. Vagholkar (32)	5,781	568	5,213	*
Stephen V. Zawoyski (33)	1,160	260	900	*
Richard Douglas Nix Revoc Trust DTD 4-28-2019 (34)	2,295	225	2,070	*
Carlo Alberici (35)	6,319	217	6,102	*
Joseph Michael Buonaiuto (36)	1,519	217	1,302	*
Joseph M. DiAngelo (37)	1,519	217	1,302	*
Ariel Fernandez & Andrea Fernandez JTWROS (38)	1,519	217	1,302	*
Keith Fleischmann (39)	1,684	217	1,467	*
Richard Kunihira (40)	4,768	217	4,551	*
Nicholas L Miller (41)	1,519	217	1,302	*
Aaron Resnick (42)	1,519	217	1,302	*
James Somers (43)	3,619	217	3,402	*
John W. Stadtler (44)	1,800	600	1,200	*
Eugene Zaino (45)	6,668	600	6,068	*
Carol Matsui (46)	4,018	217	3,801	*
Michael J. Muldoon & Pamela J. Muldoon JTWROS (47)	1,214	173	1,041	*
The Snow Family Trust DTD 6-4-2021 (48)	3,789	365	3,424	*
James Douglas Summa (49)	3,264	173	3,091	*
Joseph William Glodek (50)	1,214	173	1,041	*
Kristin Leigh Smallwood & Timothy Robert Fisk JTWROS (51)	3,977	327	3,650	*
Michael F. Quinlan (52)	911	130	781	*
Peter D. Raymond Revoc Trust DTD 11-23-2012 (53)	947	130	617	*
Timothy S. Vitale (54)	2,010	130	1,880	*
Rocco Brescia (55)	4,019	221	3,798	*
Jonathan E. Ansbacher (56)	2,062	104	1,958	*
MB Generational Trust 2020 DTD 12-02-2020 Nadia L. Boyer TTEE (57)	1,407	352	1,055	*
Vaidyanathan Chandrashekhar (58)	947	86	1,033	*
James J. Damato (59)	957	203	754	*
Scott J. Gehsmann (60)	606	86	520	*
John G. Klinge (61)	606	86	520	*
Jedidiah Marshall (62)	898	161	737	*
Mark J. Moran (63)	1,457	86	1,371	*
Jorge Morazzani (64)	594	86	508	*
Donald P. Sesterhenn (65)	1,707	86	1,621	*
Roger H Weiss Alice Z Weiss JTWROS (66)	14,947	1,302	13,645	*
Andrew J. Theising (67)	1,214	173	1,041	*
Franklin A. Ross (68)	1,317	156	1,161	*
Rostislav Raykov (69)	24,190	2,170	22,020	*
Daniel F. Potter (70)	11,284	5,642	5,642	*
Christopher S. Davis (71)	26,416	1,736	24,680	*
Maryam Ettehadieh Family Trust DTD 3-17-2015 (72)	2,604	1,302	1,302	*
Leila Ettehadieh Family Trust DTD 3-15-2015 (73)	2,604	1,302	1,302	*
Thurston Street Capital LLC (74)	2,010	868	1,142	*

Michael M. Kellen Descendants 2012 GST Trust DTD 10-1-2012 (75)	113,842	4,340	109,502	2.03
Solas Capital Partners, LP (76)	12,793	751	12,042	*
Solas Capital Partners II, LP (77)	5,070	1,093	3,977	*
Blackwell Partners LLC – Series A (78)	161,246	9,199	152,047	2.88
Alyeska Master Fund, LP (79)	26,041	8,680	17,361	*
District 2 Capital Fund LP (80)	17,518	2,170	15,348	*
Bigger Capital Fund LP (81)	31,920	4,340	27,580	*
Aviso Financial Inc. ITF Pathfinder Partners’ Fund (82)	177,084	4,340	172,744	*
James Patrick Clarke (83)	466	233	699	*
Jason Clarke Conine (84)	462	154	308	*
Kevin Wu (85)	7,336	779	6,557	*
Michael A. Herman (86)	647	191	456	*
Ray Gallo (87)	7,900	783	7,117	*
Ronald J. Ciasulli (88)	9,466	233	9,233	*
Scott Frederic Hesse & Patricia Lynn Hesse JTWROS (89)	662	154	508	*
Gerard J. Verweij (90)	932	266	666	*
Howard Altshuler (91)	8,415	181	8,234	*
James P. Kolar (92)	5,899	383	5,516	*
John Christopher Perkins & Charlotte J Perkins JTWROS (93)	274	191	83	*
Ryan D. Burdeno & Susan M. Gore JTWROS (94)	2,272	233	2,039	*
Benjamin L. Padnos (95)	4,948	1,649	3,299	*
Charles E Benge (96)	316	33	283	*
Christopher Edward DiPetrillo (97)	1,125	75	1,050	*
Jeffrey E. Zaleski (98)	308	154	154	*
Leigh Striplin Hayes (99)	895	154	741	*
Thomas Euclid Smith Jr (100)	2,599	116	2,483	*
James Dale Miller (101)	575	192	383	*
John D. Potter (102)	383	191	191	*
Jonathon Moulden (103)	150	75	75	*
Juan R. Rivero (104)	699	233	466	*
Laurence M. Pfeffer (105)	574	191	383	*
Martin Thomas Foley (106)	383	191	191	*
Matthew W. Mabe (107)	99	33	66	*
Michael P. Niland & Jill Kathleen Niland JTWROS (108)	1,461	154	1,307	*
Sokho Moon (109)	462	154	308	*
Thomas Michael Rooney (110)	2,599	154	2,445	*
TEC Opportunities Fund (111)	626	313	313	*
Newbridge Securities Corporation (112)	606	606	—	*
Chad D. Champion (113)	3,448	3,448	—	*
Charles Wanyama (114)	916	916	916	*
Christopher Villa (115)	1,674	666	1,008	*

Geronal Hurdle (116)	54	54	—	*
Giovina A. Buddie(117)	151	151	—
Guy S. Amico (118)	813	813	—	*
Howard Yeager (119)	265	265	—	*
John Demeo (120)	112	112	—	*
John Zaffarano (121)	54	54	—	*
Joseph Glodek (122)	20,691	5,941	14,750	*
Linda Acri (123)	1,116	400	716	*
Michael Internoscia (124)	363	363	—	*
Peter Bodnar (125)	94	94	—	*
Renny Kuruvilla (126)	13,786	7,357	6,429	*
Richard Libretti (127)	16,358	5,941	10,417	*
Robert P. Spitler (128)	303	303	—
Salvatore Esposito (129)	16,427	4,000	12,427	*
Scott Goldstein (130)	813	813	—	*
Thomas Casolaro (131)	358	358	—	*
Jonathan C. Rich (132)	2,300	2,000	300	*
Madison Global Partners, LLC	50,000	50,000	—	*

*	Less than 1.0%

(1)	This column assumes full exercise of the warrants owned by the Selling Stockholders for shares of common stock offered hereby and the subsequent sale of all such shares of common stock.

(2)	Based upon information provided by Peter Appel, he is the beneficial owner of 95,341 shares of Common Stock and warrants to purchase 30,990 shares of Common Stock. The securities are directly held by Peter Appel. The address of Peter Appel is 3505 Main Lodge Dr, Coconut Grove, FL 33133.

(3)	Based upon information provided by Marvin Family Trust DTD 3-11-1993, Marvin Family Trust DTD 3-11-1993 is the beneficial owner of 54,166 shares of Common Stock and a Warrant to purchase 20,138 shares of Common Stock. David A Marvin holds sole voting and dispositive power over the securities held by Marvin Family Trust DTD 3-11-1993. The address of Marvin Family Trust DTD 3-11-1993 is 101 Decker Ct Ste 507, Irving, TX 75062.

(4)	Based upon information provided by Kirkland Edward Larson, Kirkland Edward Larson is the beneficial owner of 28,864 shares of Common Stock and a Warrant to purchase 6,588 shares of Common Stock. The securities are directly held by Kirkland Edward Larson. The address of Kirkland Edward Larson is 215 Happy Hollow Rd, Goodlettsville, TN 37072.

(5)	Based upon information provided by Cornel Leonard Nolte, Cornel Leonard Nolte is the beneficial owner of 5,506 shares of Common Stock and a Warrant to purchase 2,753 shares of common stock. The securities are directly held by Cornel Leonard Nolte. The address of Cornel Leonard Nolte is 20 Highland Court, Danville, CA 94526.

(6)	Based upon information provided by Charles Christensen, Charles Christensen is the beneficial owner of 3,388 shares of Common Stock and warrants to purchase 2,511 shares of Common Stock. The securities are directly held by Charles Christensen. The address of Charles Christensen is 230 Center Road, Frankfort, IL 60423.

(7)	Based upon information provided by Daniel Difilippo, Daniel Difilippo is the beneficial owner of 5,591 shares of Common Stock and a Warrant to purchase 1,059 shares of Common Stock. The securities are directly held by Daniel Difilippo. The address of Daniel Difilippo is 1257 Mariola Ct, Miami, FL 33134.

(8)	Based upon information provided by Michael Fahey, Michael Fahey is the beneficial owner of 12,674 shares of Common Stock and warrants to purchase 4,451 shares of Common Stock. The securities are directly held by Michael Fahey. The address of Michael Fahey is 12400 Dancliff Trace, Alpharetta, GA 30009.

(9)	Based upon information provided by Richard Jeanneret, Richard Jeanneret is the beneficial owner of 8,874 shares of Common Stock and warrants to purchase 2,701 shares of Common Stock. The securities are directly held by Richard Jeanneret. The address of Richard Jeanneret is 9693 Mill Ridge Ln, Great Falls, VA 22066.

(10)	Based upon information provided by David A Katz, David A Katz is the beneficial owner of 7,049 shares of Common Stock and warrants to purchase 1,788 shares of common stock. The securities are directly held by David A Katz. The address of David A Katz is 2020 N Bayshore Dr., Apt 4302, Miami, FL 33137.

(11)	Based upon information provided by Brian Michael Levy, he is the beneficial owner of 1,533 shares of Common Stock and a Warrant to purchase 1,252 shares of Common Stock. The securities are directly held by Brian Michael Levy. The address of Brian Michael Levy is 700 NE 26th Ter, Apt 3901, Miami, FL 33137.

(12)	Based upon information provided by Larry M Matsui, Larry M Matsui is the beneficial owner of 8,541 shares of Common Stock and warrants to purchase 2,534 shares of Common Stock. The securities are directly held by Larry M Matsui. The address of Larry M Matsui is 426 N Prospectors Rd, Diamond Bar, CA 91765.

(13)	Based upon information provided by Candlestick Lane Investments LP, Candlestick Lane Investments LP is the beneficial owner of 9,933 shares of Common Stock and warrants to purchase 3,230 shares of Common Stock. The securities are directly held by Candlestick Lane Investments LP. The address of Candlestick Lane Investments LP is 6545 Preston Rd., Ste 200, Plano, TX 75024.

(14)	Based upon information provided by Keith Guenther, Keith Guenther is the beneficial owner of 7,208 shares of Common Stock and warrants to purchase 1,202 shares of Common Stock. The securities are directly held by Keith Guenther. The address of Keith Guenther is 27562 San Blas, Mission Viejo, CA 92692.

(15)	Based upon information provided by Chad F Mueller, Chad F Mueller is the beneficial owner of 6,039 shares of Common Stock and a Warrant to purchase 1,035 shares of Common Stock. The securities are directly held by Chad F Mueller. The address of Chad F Mueller is 14 Crestwood Drive, Glen Carbon, IL 62034.

(16)	Based upon information provided by Warberg WF XI LP, Warberg WF XI LP is the beneficial owner of 4,666 shares of Common Stock and a Warrant to purchase 2,333 shares of Common Stock. Daniel Warsh is the Manager of Warberg WF XI LP and has voting and dispositive power with respect to the shares held by Warberg WF XI LP. The address of Warberg WF XI LP and Mr. Warsh is 716 Oak St., Winnetka, IL 60093.

(17)	Based upon information provided by Mario Dellaera, Mario Dellaera is the beneficial owner of 7,370 shares of Common Stock and warrants to purchase 2,817 shares of Common Stock. The securities are directly held by Mario Dellaera. The address of Mario Dellaera is 217 Park Drive, Eastchester, NY 10709.

(18)	Based upon information provided by Paul G Elie, Paul G Elie is the beneficial owner of 4,870 shares of Common Stock and warrants to purchase 1,567 shares of Common Stock. The securities are directly held by Paul G Elie. The address of Paul G Elie is 240 Woodwind Dr, Bloomfield Hills, MI 48304.

(19)	Based upon information provided by Bryan J Gersack, Bryan J Gersack is the beneficial owner of 2,604 shares of Common Stock and a Warrant to purchase 434 shares of Common Stock. The securities are directly held by Bryan J Gersack. The address of Bryan J Gersack is 421 Cherry Hill Dr SE, Marietta, GA 30067.

(20)	Based upon information provided by Kevin A Healy, Kevin A Healy is the beneficial owner of 1,334 shares of Common Stock and a Warrant to purchase 667 shares of Common Stock. The securities are directly held by Kevin A Healy. The address of Kevin A Healy is 20907 Parkstone Terrace, Lakewood Ranch, FL 34202.

(21)	Based upon information provided by Dennis D Howarter & Pamela J. Howarter JTWROS, Dennis D Howarter & Pamela J. Howarter JTWROS is the beneficial owner of 4,162 shares of Common Stock and a Warrant to purchase 1,213 shares of Common Stock. The securities are directly held by Dennis D Howarter. The address of Dennis D Howarter & Pamela J. Howarter JTWROS is 705 West Jackson Avenue, Naperville, IL 60540.

(22)	Based upon information provided by Robert Richard Keehan, Robert Richard Keehan is the beneficial owner of 5,154 shares of Common Stock and warrants to purchase 1,542 shares of Common Stock. The securities are directly held by Robert Richard Keehan. The address of Robert Richard Keehan is 2739 Barbara Lane, Houston TX 77005.

(23)	Based upon information provided by James M Koch, James M Koch is the beneficial owner of 5,704 shares of Common Stock and warrants to purchase 1,984 shares of Common Stock. The securities are directly held by James M Koch. The address of James M Koch is 112 River Park Rd, Kingsland TX 78639.

(24)	Based upon information provided by the Jacobson Soresen Rev Trust DTD 3/26/2004, the Jacobson Soresen Rev Trust DTD 3/26/2004 is the beneficial owner of 6,558 shares of Common Stock and warrants to purchase 1,644 shares of Common Stock. Michael Jacobson has sole voting and dispositive power over the securities held by Jacobson Soresen Rev Trust DTD 3/26/2004. The address of Jacobson Soresen Rev Trust DTD 3/26/2004 is 1474 Edgewood Drive, Palo Alto CA 94301.

(25)	Based upon information provided by James Aldridge, he is the beneficial owner of 3,239 shares of Common Stock and warrants to purchase 1,012 shares of Common stock. The securities are directly held by James Aldridge. The address of James Aldridge is 49 Church Lane, Scarsdale, NY 10583.

(26)	Based upon information provided by Padinha Management Trust DTD 8-12-2021, Padinha Management Trust DTD 8-12-2021 is the beneficial owner of 3,689 shares of Common Stock and warrants to purchase 1,137 shares of Common Stock. Henry Padinha has sole voting and dispositive power over the securities held by Padinha Management Trust DTD 8-12-2021. The address of Padinha Management Trust DTD 8-12-2021is 618 Vendemmia Bend, Lakeway TX 78738.

(27)	Based upon information provided by Paul Harman & Rossely Harman JTWROS, Paul Harman & Rossely Harman JTWROS is the beneficial owner of 5,895 shares of Common Stock and warrants to purchase 2,427 shares of Common Stock. The securities are directly held by Paul Harman. The address of Paul Harman & Rossely Harman JTWROS is 10717 Rising Sun Dr, Bakersfield, CA 93312.

(28)	Based upon information provided by Brian L Heckler Revoc Trust DTD 3-4-2005, Brian L Heckler Revoc Trust DTD 3-4-2005 is the beneficial owner of 3,965 shares of Common Stock and warrants to purchase 1,368 shares of Common Stock. Brian L Heckler has sole voting and dispositive power over the securities held by Brian L Heckler Revoc Trust DTD 3-4-2005. The address of Brian L Heckler Revoc Trust DTD 3-4-2005 is 1223 Beacon Street, New Smyrna, FL 32169.

(29)	Based upon information provided by James M Huber & Peter Stancato Jr. JTWROS, James M Huber & Peter Stancato Jr. JTWROS is the beneficial owner of 2,162 shares of Common Stock and warrants to purchase 560 shares of Common Stock. The securities are directly held by James M Huber. The address of James M Huber & Peter Stancato Jr. JTWROS is 2367 Springside Oval, Brecksville, OH 44141.

(30)	Based upon information provided by Kurtis Krentz, Kurtis Krentz is the beneficial owner of 5,495 shares of Common Stock and a Warrant to purchase 1,693 shares of Common Stock. The securities are directly held by Kurtis Krentz. The address of Kurtis Krentz is 34177 N Ironwood Drive, Scottsdale, AZ 85266.

(31)

Based upon information provided by James C Leslie, James C. Leslie is the beneficial owner of 3,445 shares of Common Stock and warrants to purchase 1,202 shares of Common Stock. The securities are directly held by James C. Leslie. The address of James C. Leslie is 32 Manor Road, Huntington, NY 11743.

(32)	Based upon information provided by Chetan R Vagholkar, Chetan R. Vagholkar is the beneficial owner of 4,479 shares of Common Stock and a Warrant to purchase 1,302 shares of Common Stock. The securities are directly held by Chetan R. Vagholkar. The address of Chetan R. Vagholkar is 3131 Memorial Ct, Houston, TX 77007.

(33)	Based upon information provided by Stephen V. Zawoyski, Stephen V. Zawoyski is the beneficial owner of 3,362 shares of Common Stock and warrants to purchase 1,160 shares of Common Stock. The securities are directly held by Stephen V. Zawoyski. The address of Stephen V. Zawoyski is 5503 Lakeview Dr, Minneapolis, MN 55424.

(34)	Based upon information provided by Richard Douglas Nix Revoc Trust DTD 4-28-2019, Richard Douglas Nix Revoc Trust DTD 4-28-2019 is the beneficial owner of 2,070 shares of Common Stock and a Warrant to purchase 225 shares of common stock. The securities are directly held by Richard Douglas Nix Revoc Trust DTD 4-28-2019. Richard Douglas Nix has sole voting and dispositive power over the securities held by Richard Douglas Nix Revoc Trust DTD 4-28-2019. The address of Richard Douglas Nix Revoc Trust DTD 4-28-2019 is 1804 Drury Ln, Nichols Hills, OK 73116.

(35)	Based upon information provided by Carlo Alberici, he is the beneficial owner of 4,502 shares of Common Stock and warrants to purchase 1,817 shares of Common Stock. The securities are directly held by Carlo Alberici. The address of Carlo Alberici is 560 Lexington Ave, New York, NY 10022.

(36)	Based upon information provided by Joseph Michael Buonaiuto, he is the beneficial owner of 1,302 shares of Common Stock and a Warrant to purchase 217 shares of common stock. The securities are directly held by Joseph Michael Buonaiuto. The address of Joseph Michael Buonaiuto is 9784 Kingston Cir, Powell, OH 43065.

(37)	Based upon information provided by Joseph M. DiAngelo, Joseph M. DiAngelo is the beneficial owner of 1,302 shares of Common Stock and a Warrant to purchase 217 shares of common stock. The securities are directly held by Joseph M DiAngelo. The address of Joseph M DiAngelo is 9039 Portofino Place, Dublin, OH 43016.

(38)	Based upon information provided by Ariel Fernandez & Andrea Fernandez JTWROS, Ariel Fernandez and Andrea Fernandez are the beneficial owners of 1,302 shares of Common Stock and a Warrant to purchase 217 shares of Common Stock. The securities are directly and jointly held by Ariel Fernandez and Andrea Fernandez. The address of Ariel Fernandez & Andrea Fernandez JTWROS is PO Box 57, Loma Linda, CA 92354.

(39)	Based upon information provided by Keith Fleischmann, Keith Fleischmann is the beneficial owner of 434 shares of Common Stock and warrants to purchase 1,250 shares of Common Stock. The securities are directly held by Keith Fleischmann. The address of Keith Fleischmann is 15455 Albright St, Pacific Palisades, CA 90272.

(40)	Based upon information provided by Richard Kunihira, he is the beneficial owner of 3,486 shares of Common Stock and warrants to purchase 1,310 shares of Common Stock. The securities are directly held by Richard Kunihira. The address of Richard Kunihira is 26433 Margarita Lane, Loma Linda, CA 92354.

(41)	Based upon information provided by Nicholas L Miller, Nicholas L Miller is the beneficial owner of 1,302 shares of Common Stock and a Warrant to purchase 217 shares of common stock. The securities are directly held by Nicholas L Miller. The address of Nicholas L Miller is 825 Las Palmas Dr, Santa Barbara, CA 93110.

(42)	Based upon information provided by Aaron Resnick, Aaron Resnick is the beneficial owner of 1,302 shares of Common Stock and a Warrant to purchase 217 shares of Common Stock. The securities are directly held by Aaron Resnick. The address of Aaron Resnick is 450 Alton Road Unit 2202, Miami Beach, FL 33139.

(43)	Based upon information provided by James Somers, James Somers is the beneficial owner of 2,702 shares of Common Stock and warrants to purchase 917 shares of common stock. The securities are directly held by James Somers. The address of James Somers is 2471 North 91 St, Milwaukee, WI 53226.

(44)	Based upon information provided by John W. Stadtler, he is the beneficial owner of 1,200 shares of Common Stock and a Warrant to purchase 600 shares of common stock. The securities are directly held by John W. Stadtler. The address of John W. Stadtler is 1080 North Street, Walpole, MA 02081.

(45)	Based upon information provided by Eugene Zaino, Eugene Zaino is the beneficial owner of 4,735 shares of Common Stock and a Warrant to purchase 1,933 shares of Common Stock. The securities are directly held by Eugene Zaino. The address of Eugene Zaino is 8100 Navidad Drive, Austin, TX 78735.

(46)	Based upon information provided by Carol Matsui, Carol Matsui is the beneficial owner of 2,968 shares of Common Stock and warrants to purchase 1,050 shares of Common Stock. The securities are directly held by Carol Matsui. The address of Carol Matsui is 1420 W Badillo St, San Dimas, CA 91773.

(47)	Based upon information provided by Michael J. Muldoon & Pamela J. Muldoon JTWROS, Michael J Muldoon & Pamela J. Muldoon JTWROS is the beneficial owner of 1,041 shares of Common Stock and a Warrant to purchase 173 shares of Common Stock. The securities are directly held by Michael J. Muldoon. The address of Michael J. Muldoon & Pamela J. Muldoon JTWROS is 3106 Lake Shore Blvd, Jacksonville, FL 32210.

(48)	Based upon information provided by The Snow Family Trust DTD 6-4-2021, The Snow Family Trust DTD 6-4-2021 is the beneficial owner of 2,758 shares of Common Stock and warrants to purchase 1,031 shares of Common Stock. Michael Snow has sole voting and dispositive power over the securities held by The Snow Family Trust DTD 6-4-2021. The address of The Snow Family Trust DTD 6-4-2021 is 1920 S Pacific Coast Hwy 111, Redondo Beach, CA 90277.

(49)	Based upon information provided by James Douglas Summa, James Douglas Summa is the beneficial owner of 2,408 shares of Common Stock and warrants to purchase 856 shares of common stock. The securities are directly held by James Douglas Summa. The address of James Douglas Summa is 39 Vestry Street, Apt 5A, New York, NY 10013.

(50)	Based upon information provided by Joseph William Glodek, Joseph William Glodek is the beneficial owner of 1,041 shares of Common Stock and a Warrant to purchase 173 shares of common stock. The securities are directly held by Joseph William Glodek. The address of Joseph William Glodek is 80 Renaissance Blvd, Somerset, NJ 08873.

(51)	Based upon information provided by Kristin Leigh Smallwood & Timothy Robert Fisk JTWROS, Kristin L Smallwood and Timothy Robert Fisk are the beneficial owners of 2,883 shares of Common Stock and Warrants to purchase 1,094 shares of common stock. The securities are jointly and directly held by Kristin L Smallwood and Timothy Robert Fisk. The address of Kristin L. Smallwood and Timothy Robert Fisk is 460 Linden Road, Birmingham, MI 48009.

(52)	Based upon information provided by Michael F. Quinlan, he is the beneficial owner of 781 shares of Common Stock and a Warrant to purchase 130 shares of common stock. The securities are directly held by Michael F. Quinlan. The address of Michael F. Quinlan is 195 King Caesar Rd, Duxbury, MA 48009.

(53)	Based upon information provided by Peter D. Raymond Revoc Trust DTD 11-23-2012, Peter D Raymond Revoc Trust DTD 11-23-2012 is the beneficial owner of 947 shares of Common Stock and a Warrant to purchase 130 shares of Common Stock. Peter D. Raymond has sole voting and dispositive power over the securities held by Peter D. Raymond Revoc Trust DTD 11-23-2012. The address of Peter D. Raymond Revoc Trust DTD 11-23-2012 is 11707 Blue Smoke Trail, Reston, VA 20191.

(54)	Based upon information provided by Timothy S. Vitale, Timothy S. Vitale is the beneficial owner of 1,514 shares of Common Stock and warrants to purchase 496 shares of Common Stock. The securities are directly held by Timothy S. Vitale. The address of Timothy S. Vitale is 345 Brookside Avenue, Allendale NJ 07401.

(55)	Based upon information provided by Rocco Brescia, he is the beneficial owner of 2,964 shares of Common Stock and warrants to purchase 1,055 shares of Common Stock. The securities are directly held by Rocco Brescia. The address of Rocco Brescia is 38 Faenza, Newport Coast, CA 92657.

(56)	Based upon information provided by Jonathan Ansbacher, he is the beneficial owner of 1,591 shares of Common Stock and warrants to purchase 470 shares of common stock. The securities are directly held by Jonathan Ansbacher. The address of Jonathan Ansbacher is 71 Birch Lane, Massapequa Park, NY 11762.

(57)	Based upon information provided by MB Generational Trust 2020 DTD 12-02-2020, MB Generational Trust 2020 DTD 12-02-2020 is the beneficial owner of 1,054 shares of Common Stock and warrants to purchase 353 shares of Common Stock. Nadia L Boyer has sole voting and dispositive power over the securities held by MB Generational Trust 2020 DTD 12-02-2020. The address of MB Generational Trust 2020 DTD 12-02-2020 is 224 Beachside Cove, Locust Grove, VA 22508.

(58)	Based upon information provided by Vaidyanathan Chandrashekhar, Vaidyanathan Chandrashekhar is the beneficial owner of 947 shares of Common Stock and a Warrant to purchase 86 shares of Common Stock. The securities are directly held by Vaidyanathan Chandrashekhar. The address of Vaidyanathan Chandrashekhar is 30 Hawthorn Dr., Westfield, NJ 07090.

(59)	Based upon information provided by James Damato, James Damato is the beneficial owner of 754 shares of Common Stock and a Warrant to purchase 203 shares of Common Stock. The securities are directly held by James Damato. The address of James Damato is 1900 Stone Brook, Chapel Hill, NC 27517.

(60)	Based upon information provided by Scott J Gehsmann, Scott J Gehsmann is the beneficial owner of 520 shares of Common Stock and a Warrant to purchase 86 shares of Common Stock. The securities are directly held by Scott J Gehsmann. The address of Scott J Gehsmann is 4 Canfield Terrace, Morristown, NJ 07960.

(61)	Based upon information provided by John Klinge, John Klinge is the beneficial owner of 520 shares of Common Stock and a Warrant to purchase 86 shares of common stock. The securities are directly held by John Klinge. The address of John Klinge is 210 Keith Lane, Lake Forest, IL 60045.

(62)	Based upon information provided by Jedidiah Marshall, Jedidiah Marshall is the beneficial owner of 733 shares of Common Stock and a Warrant to purchase 161 shares of common stock. The securities are directly held by Jedidiah Marshall. The address of Jedidiah Marshall is 82 Hopedale St, Hopedale, MA 01747.

(63)	Based upon information provided by Mark J Moran, Mark J Moran is the beneficial owner of 1,087 shares of Common Stock and warrants to purchase 370 shares of Common Stock. The securities are directly held by Mark J Moran. The address of Mark J Moran is 225 Crescent Ave, Wyckoff, NJ 07481.

(64)	Based upon information provided by Jorge Morazzani, Jorge Morazzani is the beneficial owner of 1,302 shares of Common Stock and a Warrant to purchase 217 shares of Common Stock. The securities are directly held by Jorge Morazzani. The address of Jorge Morazzani is 2606 Powdermill Lane, Vienna, VA 22181.

(65)	Based upon information provided by Donald P Sesterhenn, Donald P Sesterhenn is the beneficial owner of 1,254 shares of Common Stock and warrants to purchase 453 shares of Common Stock. The securities are directly held by Donald P Sesterhenn. The address of Donald P Sesterhenn is 3410 Raymond Court, Racine, WI 53405.

(66)	Based upon information provided by Roger Weiss Alice Z Weiss JTWROS, Roger Weiss and Alice Weiss are the beneficial owners of 13,645 shares of Common Stock and a Warrant to purchase 1,302 shares of Common Stock. The securities are directly and jointly held by Roger Weiss and Alice Weiss. The address of Roger Weiss is 162 E Brookside Dr, Larchmont, NY 10538.

(67)	Based upon information provided by Andrew J. Theising, Andrew J. Theising is the beneficial owner of 1,041 shares of Common Stock and a Warrant to purchase 173 shares of Common Stock. The securities are directly held by Andrew J. Theising. The address of Andrew J. Theising is 8005 Briarwood Dr, Evansville, IN 47715.

(68)	Based upon information provided by Franklin A. Ross, Franklin A Ross is the beneficial owner of 1,161 shares of Common Stock and a Warrant to purchase 156 shares of common stock. The securities are directly held by Franklin A. Ross. The address of Franklin A. Ross is 188 Brookline Ave, Unit 22K, Boston, MA 02215.

(69)	Based upon information provided by Rostislav Raykov, Rostislav Raykov is the beneficial owner of 19,020 shares of Common Stock and warrants to purchase 5,070 shares of Common Stock. The securities are directly held by Rostislav Raykov. The address of Rostislav Raykov is 221 Ashland Rd, Summit, NJ 07901.

(70)	Based upon information provided by Daniel F. Potter, Daniel F. Potter is the beneficial owner of 11,284 shares of Common Stock and a Warrant to purchase 5,642 shares of Common Stock. The securities are directly held by Daniel F Potter. The address of Daniel F. Potter is 1428 Callie Wilson, Apt 1D, San Juan, PR 00907.

(71)	Based upon information provided by Christopher S. Davis, Christopher S. Davis is the beneficial owner of 26,416 shares of Common Stock and a Warrant to purchase 9,736 shares of Common Stock. The securities are directly held by Christopher S. Davis. The address of Christopher S Davis is 65 South Edward Square, London W86HL UK.

(72)	Based upon information provided by Maryam Ettehadieh Family Trust DTD 3-17-2015, Maryam Ettehadieh Family Trust DTD 3-17-2015 is the beneficial owner of 2,604 shares of Common Stock and a Warrant to purchase 1,302 shares of Common stock. Maryam Ettehadieh holds sole voting and dispositive power over the securities held by Maryam Ettehadieh Family Trust DTD 3-17-2015. The address of Maryam Ettehadieh Family Trust DTD 3-17-2015 is 65 South Edward Square, London UK W86HL.

(73)	Based upon information provided by Leila Ettehadieh Family Trust DTD 3-15-2015, Leila Ettehadieh Family Trust DTD 3-15-2015 is the beneficial owner of 2,604 shares of Common Stock and a Warrant to purchase 1,302 shares of common stock. Maryam Ettehadieh holds sole voting and dispositive power over the securities held by Leila Ettehadieh Family Trust DTD 3-15-2015. The address of Leila Ettehadieh Family Trust DTD 3-15-2015 is 65 South Edward Square, London, UK W86HL.

(74)	Based upon information provided by Thurston Street Capital LLC, Thurston Street Capital LLC is the beneficial owner of 6,808 shares of Common Stock and warrants to purchase 1,668 shares of Common stock. William Meehan has voting and dispositive control of shares owned by Thurston Street Capital LLC. The address of Thurston Street Capital LLC is 1500 Dorothy Ln, Newport Beach, CA 92660.

(75)	Based upon information provided by Michael M. Kellen Descendents 2012 GST Trust, Michael M. Kellen Descendents 2012 GST Trust is the beneficial owner of 95,319 shares of Common Stock, and 520,832 shares of Common Stock and warrants to purchase 18,523 shares of Common Stock issued in the Private Placement. Denise Kellen has voting and dispositive control of shares owned by Michael M. Kellen Descendents 2012 GST Trust. The address of Michael M. Kellen Descendents 2012 GST Trust is 1345 Ave of the Americas 47 FL, New York, NY 10105.

(76)	Based upon information provided by Solas Capital Partners, LP, Solas Capital Partners, LP is the beneficial owner of 10,411 shares of Common Stock and warrants to purchase 2,382 shares of Common Stock. Tucker Golden, the managing member of the general partner of Solas Capital Partners, LP, exercises voting and dispositive power over the shares being offered under this prospectus. The address of Solas Capital Partners, LP is 1062 Post Road, Floor 2, Darien, CT 06820.

(77)	Based upon information provided by Solas Capital Partners II, LP, Solas Capital Partners II, LP is the beneficial owner of 3,000 shares of Common Stock and warrants to purchase 2,070 shares of Common Stock. Tucker Golden, the managing member of the general partner of Solas Capital Partners II, LP, exercises voting and dispositive power over the shares being offered under this prospectus. The address of Solas Capital Partners II, LP is 1062 Post Road, Floor 2, Darien, CT 06820.

(78)	Based upon information provided by Blackwell Partners LLC Series A, Blackwell Partners LLC Series A is the beneficial owner of 134,057 shares of Common Stock and a warrant to purchase 27,189 shares of Common Stock. Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of the securities held by Blackwell Partners LLC – Series A, as a General Partner, Investment Manager, or Sub-Advisor and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or these Selling Stockholders that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Exchange Act, or any other purpose. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by Blackwell Partners LLC – Series A. The address for Nantahala Capital Management, LLC is 130 Main St. 2nd Floor, New Canaan, CT 06840. The address of Blackwell Partners LLC Series A is 280 S. Mangum Street, Suite 210, Durham, NC 27701.

(79)	Based upon information provided by Alyeska Master Fund, LP, Alyeska Master Fund, LP is the beneficial owner of 17,361 shares of Common Stock and a warrant to purchase 8,680 shares of Common Stock issued in the Private Placement. Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, LP, has voting and investment control of the shares held by Alyeska Master Fund, LP. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska Master Fund, LP. The address of Alyeska Master Fund, LP is 77 W Wacker Suite 700, Chicago, IL 60601.

(80)	Based upon information provided by District 2 Capital Fund LP (“District 2 CF”), District 2 CF is the beneficial owner of 12,098 shares of publicly traded Common Stock and warrants to purchase 5,420 shares of Common Stock. Bigger Capital Fund GP, LLC (“Bigger GP”) is a general partner of Bigger Capital Fund, LP (“Bigger Capital”) and District 2 Capital LP (“District 2”) is the investment manager of District 2 CF. Michael Bigger is the managing member of Bigger GP and District and District 2 Holdings LLC (“District 2 Holdings”), which is the managing member of District 2 GP LLC (“District 2 GP”), the general partner of District 2 CF. Therefore, Mr. Bigger, District 2, District 2 Holdings and District 2 CF may be deemed to be the beneficial owner, and have the shared power to dispose of or direct the disposition, of the shares reported as beneficially owned by District 2 CF and Mr. Bigger and Bigger GP may be deemed to be the beneficial owner, and have the shared power to dispose of or direct the disposition, of the shares reported as beneficially owned by Bigger Capital and District 2 CF. The address of District 2 Capital Fund LP is 14 Wall Street, 2nd Floor, Huntington, NY 11743.

(81)	Based upon information provided by Bigger Capital, it is the beneficial owner of 24,664 shares of Common Stock and warrants to purchase 7,256 shares of Common Stock issued in the Private Placement. Bigger GP is a general partner of Bigger Capital and District 2 is the investment manager of District 2 CF. Michael Bigger is the managing member of Bigger GP and District and District 2 Holdings, which is the managing member of District 2 GP, the general partner of District 2 CF. Therefore, Mr. Bigger, District 2, District 2 Holdings and District 2 CF may be deemed to be the beneficial owner, and have the shared power to dispose of or direct the disposition, of the shares reported as beneficially owned by District 2 CF and Mr. Bigger and Bigger GP may be deemed to be the beneficial owner, and have the shared power to dispose of or direct the disposition, of the shares reported as beneficially owned by Bigger Capital and District 2 CF. The address of Bigger Capital Fund LP is 11700 W Charleston Blvd 170-659, Las Vegas, NV 89135.

(82)	Based upon information provided by Aviso Financial Inc. ITF Pathfinder Partners’ Fund, Aviso Financial Inc. ITF Pathfinder Partners’ Fund is the beneficial owner of 520,834 shares of Common Stock and a warrant to purchase 260,417 shares of Common Stock. Nick Karliyohuk is the Portfolio Manager of Aviso Financial Inc. ITF Pathfinder Partners’ Fund and has voting and investment power over the shares owned thereby. The address of Aviso Financial Inc. ITF Pathfinder Partners’ Fund is 1450 - 1066 West Hastings St., Vancouver, BC V6E 3X1 Canada.

(83)	Based upon information provided by James Patrick Clarke, James Patrick Clarke is the beneficial owner of 466 shares of Common Stock and a Warrant to purchase 233 shares of Common Stock. The securities are directly held by James Patrick Clarke. The address of James Patrick Clarke is 1662 SW 19TH Avenue Boca Raton, FL 33486.

(84)	Based upon information provided by Jason Clarke Conine, Jason Clarke Conine is the beneficial owner of 308 shares of Common Stock and a Warrant to purchase 154 shares of Common Stock. The securities are directly held by Jason Clarke Conine. The address of Jason Clarke Conine is 2617 Serenity Court, Carrollton, TX 75010.

(85)	Based upon information provided by Kevin Wu, Kevin Wu is the beneficial owner of 4,891 shares of Common Stock and warrants to purchase 2,445 shares of Common Stock. The securities are directly held by Kevin Wu. The address of Kevin Wu is 109 Panorama, Irvine, CA 92618.

(86)

Based upon information provided by Michael A. Herman, Michael A Herman is the beneficial owner of 456 shares of Common Stock and a Warrant to purchase 191 shares of Common Stock. The securities are directly held by Michael A. Herman. The address of Michael A. Herman is 1555 N Astor St, 41E, Chicago, IL 60610.

(87)	Based upon information provided by Ray Gallo, Ray Gallo is the beneficial owner of 7,900 shares of Common Stock and warrants to purchase 3,950 shares of Common Stock. The securities are directly held by Ray Gallo. The address of Ray Gallo is 305 Calle Villamil, Apt 710, San Juan, PR 00907.

(88)	Based upon information provided by Ronald J. Ciasulli, he is the beneficial owner of 9,466 shares of Common Stock and a Warrant to purchase 3,233 shares of Common Stock. The securities are directly held by Ronald J. Ciasulli. The address of Ronald J. Ciasulli is 243 Rte 22 East, Springfield, NJ 07081.

(89)	Based upon information provided by Scott Frederic Hesse & Patricia Lynn Hesse JTWROS, Scott Frederic Hesse & Patricia Lynn Hesse JTWROS is the beneficial owner of 508 shares of Common Stock and a Warrant to purchase 154 shares of Common Stock. The securities are jointly held by Scott Frederic Hesse and Patricia Lynn Hesse. The address of Scott Frederic Hesse & Patricia Lynn Hesse JTWROS is 44981 Oak Forest Dr, Northville, MI 48168.

(90)	Based upon information provided by Gerard J. Verweij, Gerard J. Verweij is the beneficial owner of 666 shares of Common Stock and a Warrant to purchase 266 shares of Common Stock. The securities are directly held by Gerard J. Verweij. The address of Gerard J. Verweij is 188 Brookline Ave, Unit 19J, Boston, MA 02215.

(91)	Based upon information provided by Howard Altshuler, Howard Altshuler is the beneficial owner of 8,415 shares of Common Stock and warrants to purchase 381 shares of Common Stock. The securities are directly held by Howard Altshuler. The address of Howard Altshuler is 4905 Joshua Drive, Flower Mound, TX 75028.

(92)	Based upon information provided by James P. Kolar, James P. Kolar is the beneficial owner of 3,933 shares of Common Stock and a Warrant to purchase 1,966 shares of Common Stock. The securities are directly held by James P. Kolar. The address of James P. Kolar is 1877 Calusa Ct, Marco Island, FL 34145.

(93)	Based upon information provided by John Christopher Perkins & Charlotte J Perkins JTWROS, John Christopher Perkins & Charlotte J Perkins JTWROS is the beneficial owner of 83 shares of Common Stock and a Warrant to purchase 181 shares of Common Stock. The securities are jointly held by John Christopher Perkins and Charlotte J Perkins. The address of John Christopher Perkins & Charlotte J Perkins JTWROS is 2607 River Hills Rd, Austin TX 78733.

(94)	Based upon information provided by Ryan D. Burdeno & Susan M. Gore JTWROS, Ryan D. Burdeno & Susan M. Gore JTWROS is the beneficial owner of 1,537 shares of Common Stock and warrants to purchase 735 shares of Common Stock. The securities are jointly held by Ryan D. Burdeno and Susan M. Gore. The address of Ryan D. Burdeno & Susan M. Gore JTWROS is 6901 Greenshores Dr 6, Austin, TX 78730.

(95)	Based upon information provided by Benjamin L. Padnos, Benjamin L. Padnos is the beneficial owner of 3,299 shares of Common Stock and a Warrant to purchase 1,649 shares of Common Stock. The securities are directly held by Benjamin L. Padnos. The address of Benjamin L. Padnos is 221 34th St, Manhattan Beach, CA 90266.

(96)	Based upon information provided by Charles E Benge, he is the beneficial owner of 66 shares of Common Stock and warrants to purchase 250 shares of Common Stock. The securities are directly held by Charles E Benge. The address of Charles E Benge is 457 West Pine St., Central Point, OR 97502.

(97)	Based upon information provided by Christopher Edward DiPetrillo, Christopher Edward DiPetrillo is the beneficial owner of 750 shares of Common Stock and warrants to purchase 375 shares of Common Stock. The securities are directly held by Christopher Edward DiPetrillo. The address of Christopher Edward DiPetrillo is 115 York Rd, Mansfield, MA 02048.

(98)	Based upon information provided by Jeffrey E. Zaleski, Jeffrey E. Zaleski is the beneficial owner of 308 shares of Common Stock and a Warrant to purchase 154 shares of Common Stock. The securities are directly held by Jeffrey E. Zaleski. The address of Jeffrey E. Zaleski is 4159 Allegheny Dr, Troy, MI 48085.

(99)	Based upon information provided by Leigh Striplin Hayes, Leigh Striplin Hayes is the beneficial owner of 741 shares of Common Stock and a Warrant to purchase 154 shares of Common Stock. The securities are directly held by Leigh Striplin Hayes. The address of Leigh Striplin Hayes is 2409 20th St NW 93, Washington, DC 20009.

(100)	Based upon information provided by Thomas Euclid Smith Jr, Thomas Euclid Smith Jr is the beneficial owner of 1,733 shares of Common Stock and Warrants to purchase 866 shares of Common Stock. The securities are directly held by Thomas Euclid Smith Jr. The address of Thomas Euclid Smith Jr is 6415 Desco Dr., Dallas, TX 75225.

(101)	Based upon information provided by James Dale Miller, he is the beneficial owner of 383 shares of Common Stock and a Warrant to purchase 192 shares of Common Stock. The securities are directly held by James Dale Miller. The address of James Dale Miller is 9520 Orion Way, Arvada, CO 80007.

(102)	Based upon information provided by John D. Potter, John D. Potter is the beneficial owner of 383 shares of Common Stock and a Warrant to purchase 191 shares of Common Stock. The securities are directly held by John D. Potter. The address of John D. Potter is 954 Ave Ponce De Leon, San Juan PR 00907.

(103)	Based upon information provided by Jonathon Moulden, Jonathon Moulden is the beneficial owner of 150 shares of Common Stock and a Warrant to purchase 75 shares of Common Stock. The securities are directly held by Jonathon Moulden. The address of Jonathon Moulden is One N Wacker Dr, Chicago, IL 60606.

(104)	Based upon information provided by Juan R. Rivero, he is the beneficial owner of 466 shares of Common Stock and a Warrant to purchase 233 shares of Common Stock. The securities are directly held by Juan R. Rivero. The address of Juan R. Rivero is 200 E Las Olas Blvd, Suite 1700, Fort Lauderdale, FL 33301.

(105)	Based upon information provided by Laurence M. Pfeffer, he is the beneficial owner of 383 shares of Common Stock and a Warrant to purchase 191 shares of Common Stock. The securities are directly held by Laurence M. Pfeffer. The address of Laurence M. Pfeffer is 14 Crows Nest, Chappaqua, NY 10514.

(106)	Based upon information provided by Martin Thomas Foley, he is the beneficial owner of 383 shares of Common Stock and a Warrant to purchase 191 shares of Common Stock. The securities are directly held by Martin Thomas Foley. The address of Martin Thomas Foley is 9226 Heydon Hall Circle, Charlotte, NC 28210.

(107)	Based upon information provided by Matthew W. Mabe, Matthew W. Mabe is the beneficial owner of 66 shares of Common Stock and a Warrant to purchase 33 shares of Common Stock. The securities are directly held by Matthew W. Mabe. The address of Matthew W. Mabe is 710 Apsley Way, Johns Creek, GA 30022.

(108)	Based upon information provided by Michael P. Niland & Jill Kathleen Niland JTWROS, Michael P. Niland & Jill Kathleen Niland JTWROS is the beneficial owner of 1,307 shares of Common Stock and a Warrant to purchase 154 shares of Common Stock. The securities are jointly held by Michael P. Niland and Jill Kathleen Niland. The address of Michael P. Niland & Jill Kathleen Niland JTWROS is 960 Mountain Park Circle NW, Kennesaw, GA 30152.

(109)	Based upon information provided by Sokho Moon, he is the beneficial owner of 308 shares of Common Stock and a Warrant to purchase 154 shares of Common Stock. The securities are directly held by Sokho Moon. The address of Sokho Moon is 1419 Chastain Pkwy West, Pacific Palisades, CA 90272.

(110)	Based upon information provided by Thomas Michael Rooney, he is the beneficial owner of 1,733 shares of Common Stock and warrants to purchase 866 shares of Common Stock. The securities are directly held by Thomas Michael Rooney. The address of Thomas Michael Rooney is 638 Briarwood Court, Oradell, NJ 07649.

(111)	Based upon information provided by TEC Opportunities Fund, TEC Opportunities Fund is the beneficial owner of 4,666 shares of Common Stock and a Warrant to purchase 2,333 shares of Common Stock. Michael Venezia, managing member of the general partner of TEC Opportunities Fund, has voting and investment power with respect to these shares. The address of TEC Opportunities Fund is 164 West 79th Street, New York, NY 10025.

(112)	Based upon information provided by Newbridge, it is the beneficial owner of an Underwriter Warrant to purchase 606 shares of Common Stock. The securities are directly held by Newbridge. The address of Newbridge is 1200 N Federal Highway, suite 400, Boca Raton, FL 33432.

(113)	Based upon information provided by Chad Champion, he is the beneficial owner of an Underwriter Warrant to purchase 3,448 shares of Common Stock. The securities are directly held by Chad Champion. The address of Chad Champion is 1200 N Federal Highway, suite 400, Boca Raton, FL 33432.

(114)	Based upon information provided by Charles Wanyama, he is the beneficial owner of an Underwriter Warrant to purchase 916 shares of Common Stock. The securities are directly held by Charles Wanyama. The address of Charles Wanyama is 1200 N Federal Highway, suite 400, Boca Raton, FL 33432.

(115)	Based upon information provided by Chris Villa, he is the beneficial owner of 76 shares of Common Stock and warrants to purchase 1,598 shares of Common Stock. The securities are directly held by Chris Villa. The address of Chris Villa is 1200 N Federal Highway, suite 400, Boca Raton, FL 33432.

(116)	Based upon information provided by Geronal Hurdle, Geronal Hurdle is the beneficial owner of an Underwriter Warrant to purchase 54 shares of Common Stock. The securities are directly held by Geronal Hurdle. The address of Geronal Hurdle is 1200 N Federal Highway, suite 400, Boca Raton, FL 33432.

(117)	Based upon information provided by Giovina A. Buddie, Giovina A. Buddie is the beneficial owner of an Underwriter Warrant to purchase 151 shares of Common Stock. The securities are directly held by Giovina A. Buddie. The address of Giovina A. Buddie is 1200 N Federal Highway, suite 400, Boca Raton, FL 33432.

(118)	Based upon information provided by Guy S. Amico, he is the beneficial owner of an Underwriter Warrant to purchase 813 shares of Common Stock. The securities are directly held by Guy S. Amico. The address of Guy S. Amico is 1200 N Federal Highway, suite 400, Boca Raton, FL 33432.

(119)	Based upon information provided by Howard Yeager, he is the beneficial owner of an Underwriter Warrant to purchase 265 shares of Common Stock. The securities are directly held by Howard Yeager. The address of Howard Yeager is 1200 N Federal Highway, suite 400, Boca Raton, FL 33432.

(120)	Based upon information provided by John Demeo, he is the beneficial owner of an Underwriter Warrant to purchase 112 shares of Common Stock. The securities are directly held by John Demeo. The address of John Demeo is 1200 N Federal Highway, suite 400, Boca Raton, FL 33432.

(121)	Based upon information provided by John Zaffarano, he is the beneficial owner of an Underwriter Warrant to purchase 54 shares of Common Stock. The securities are directly held by John Zaffarano. The address of John Zaffarano is 1200 N Federal Highway, suite 400, Boca Raton, FL 33432.

(122)	Based upon information provided by Joseph Glodek, he is the beneficial owner of 3,666 shares of Common Stock and warrants to purchase 17,025 shares of Common Stock. The securities are directly held by Joseph Glodek. The address of Joseph Glodek is 1200 N Federal Highway, suite 400, Boca Raton, FL 33432.

(123)	Based upon information provided by Linda Acri, she is the beneficial owner of an Underwriter Warrant to purchase 400 shares of Common Stock. The securities are directly held by Linda Acri. The address of Linda Acri is 1200 N Federal Highway, suite 400, Boca Raton, FL 33432.

(124)	Based upon information provided by Michael Internoscia, he is the beneficial owner of an Underwriter Warrant to purchase 363 shares of Common Stock. The securities are directly held by Michael Internoscia. The address of Michael Internoscia is 1200 N Federal Highway, suite 400, Boca Raton, FL 33432.

(125)	Based upon information provided by Peter Bodnar, he is the beneficial owner of an Underwriter Warrant to purchase 94 shares of Common Stock. The securities are directly held by Peter Bodnar. The address of Peter Bodnar is 1200 N Federal Highway, suite 400, Boca Raton, FL 33432.

(126)	Based upon information provided by Renny Kuruvilla, he is the beneficial owner of warrants to purchase 13,786 shares of Common Stock. The securities are directly held by Renny Kuruvilla. The address of Renny Kuruvilla is 1200 N Federal Highway, suite 400, Boca Raton, FL 33432.

(127)	Based upon information provided by Richard Libretti, he is the beneficial owner of warrants to purchase 16,358 shares of Common Stock. The securities are directly held by Richard Libretti. The address of Richard Libretti is 1200 N Federal Highway, suite 400, Boca Raton, FL 33432.

(128)	Based upon information provided by Robert P. Spitler, he is the beneficial owner of 16,358 warrants to purchase 13,786 shares of Common Stock. The securities are directly held by Robert P. Spitler. The address of Robert P. Spitler is 1200 N Federal Highway, suite 400, Boca Raton, FL 33432.

(129)	Based upon information provided by Salvatore Esposito, he is the beneficial owner of 4,781 shares of Common Stock and warrants to purchase 11,646 shares of Common Stock. The securities are directly held by Salvatore Esposito. The address of Salvatore Esposito is 1200 N Federal Highway, suite 400, Boca Raton, FL 33432.

(130)	Based upon information provided by Scott Goldstein, he is the beneficial owner of an Underwriter Warrant to purchase 813 shares of Common Stock. The securities are directly held by Scott Goldstein. The address of Scott Goldstein is 1200 N Federal Highway, suite 400, Boca Raton, FL 33432.

(131)	Based upon information provided by Thomas Casolaro, he is the beneficial owner of an Underwriter Warrant to purchase 358 shares of Common Stock. The securities are directly held by Thomas Casolaro. The address of Thomas Casolaro is 1200 N Federal Highway, suite 400, Boca Raton, FL 33432.

(132)	Based upon information provided by Jonathan C. Rich, he is the beneficial owner of 2,300 shares of Common Stock. The securities are directly held by Jonathan C. Rich. The address of Jonathan C. Rich is 10 Fennimore Court, Flanders, NJ 07836.

(133)	Based upon information provided by Madison Global Partners, LLC, it is the beneficial owner of 50,000 shares of Common Stock. The securities are directly held by Madison Global Partners, LLC. The address of Madison Global Partners, LLC is 350 Motor Parkway, Suite 205, Happauge, NY 11030.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees or other successors-in- interest may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders may use one or more of the following methods when disposing of the shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	through brokers or dealers that may act solely as agents;

●	to or through underwriters;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of disposition; and

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 or Rule 904 under the Securities Act, if available, or Section 4(a)(1) under the Securities Act, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

Upon being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, we will file a supplement to this prospectus, if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the shares of Common Stock or interests in shares of Common Stock, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any profits realized by such Selling Stockholders or compensation received by such broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority (FINRA) or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold.

We have advised the Selling Stockholders that they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended, during such time as they may be engaged in a distribution of the shares. The foregoing may affect the marketability of the Common Stock.

The aggregate proceeds to the Selling Stockholders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (a) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement and (b) such time as none of the shares covered by this prospectus constitute “registrable securities,” as such term is defined in the Purchase Agreements by and among us and the Selling Stockholders.

LEGAL MATTERS

Lucosky Brookman LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Modular Medical, Inc.

EXPERTS

The consolidated financial statements of Modular Medical, Inc. as of and for the years ended March 31, 2026 and 2025 incorporated by reference in this Prospectus and in this Registration Statement to the Annual Report on Form 10-K for the year ended March 31, 2026, have been so incorporated in reliance on the report of Farber Hass Hurley LLP, an independent registered public accounting firm, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is https://www.modular-medical.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended March 31, 2026, which was filed on June 29, 2026; and

●	our Current Reports on Form 8-K filed April 16, 2026, April 21, 2026, and May 20, 2026.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this Offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Modular Medical, Inc.

10470 Thornmint Road

San Diego, California 92127

Attn Corporate Secretary

858-800-3500

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee	$61
Legal fees and expenses*	$5,000
Accounting fees and expenses*	$4,000
Miscellaneous	$2,000
Total*	$11,061

*	These fees are estimates.

Item 15. Indemnification of Directors and Officers.

Our Amended and Restated Articles of Incorporation and our Amended Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Nevada Revised Statutes, or NRS, against all expense, liability and loss (including attorneys’ fees and amounts paid in settlement) reasonably incurred or suffered by such.

NRS 78.7502 permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person (i) is not liable pursuant to NRS 78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or the suit if such person (i) is not liable pursuant to NRS 78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought or some other court of competent jurisdiction determines that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Our Amended and Restated Articles of Incorporation provide that the liability of our directors and officers shall be eliminated or limited to the fullest extent permitted by the NRS. NRS 78.138(7) provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its shareholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (i) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

The foregoing discussion of our Amended and Restated Articles of Incorporation, Amended Bylaws and Nevada law is not intended to be exhaustive and is qualified in its entirety by such Second Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, indemnification agreements, indemnity agreement, or law.

Nevada Revised Statutes provide that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

We have been advised that in the opinion of the SEC, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and other persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than payment of expenses incurred or paid by a director or officer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or other person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits.

(a) Exhibits

A list of exhibits filed with this registration statement on Form S-3 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(7)	The undersigned Registrant hereby undertakes:

(i)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Exhibit Description
4.1	Form of Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on September 23, 2025)
4.2	Form of Underwriter Warrant (incorporated herein by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the SEC on December 11, 2025)
5.1*	Opinion of Lucosky Brookman LLP
10.1	Form of 2023 Inducement Letter (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on September 23, 2025)
10.2	Form of 2025 Inducement Letter (incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on September 23, 2025)
23.1*	Consent of Farber Hass Harley LLP
23.2*	Consent of Lucosky Brookman LLP (reference is made to Exhibit 5.1)
24.1*	Power of Attorney
107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, CA on August 5, 2026.

Modular Medical, Inc.

By:	/s/ James E. Besser
Name:	James E. Besser
Title:	Chief Executive Officer

POWER OF ATTORNEY: KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints James E. Besser and Paul DiPerna, his true and lawful attorneys-in-fact and agents with full power of substitution, for him, and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her, or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ James E. Besser	Chief Executive Officer	August 5, 2026
James E. Besser	(Principal Executive Officer)

/s/ Paul DiPerna	Chairman, President, Chief Financial Officer and Treasurer	August 5, 2026
Paul DiPerna	(Principal Financial and Accounting Officer)

/s/ Duane DeSisto	Director	August 5, 2026
Duane DeSisto

/s/ Steven Felsher	Director	August 5, 2026
Steven Felsher

/s/ Morgan C. Frank	Director	August 5, 2026
Morgan C. Frank

/s/ Jeffrey Goldberg	Director	August 5, 2026
Jeffrey Goldberg

/s/ Philip Sheibley	Director	August 5, 2026
Philip Sheibley

/s/ Carmen Volkart	Director	August 5, 2026
Carmen Volkart

/s/ Ellen O’Connor Vos	Director	August 5, 2026
Ellen O’Connor Vos